Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

Checkers®/Rally’s® Famous Fries to be Found at Wal-Mart
Double Drive-Thru Chain Launches Product in Retail Channel –
To Grow Revenues, Brand Awareness

TAMPA, FL – August 9, 2005 – Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR), today announced that Checkers/Rally’s Famous Fries will be available on hundreds of Wal-Mart store shelves in early September in the brand’s major markets. The Company anticipates that the new offering will grow both its revenue stream and its brand awareness among consumers.

“Checkers/Rally’s Famous Fries have long been a customer favorite at our restaurants nationwide, and they have tremendous potential as a frozen product in the retail channel,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “This product means a new strategic venture for the Company that will create new revenue opportunities for our chain and drive brand awareness at a new consumer touch point. We’re delighted to have Wal-Mart as our first retail distribution partner.”

“We believe that our frozen fries will compliment our existing restaurant business by giving consumers a new occasion to try our fries and experience our brand,” said Sirois. “Our double drive-thru restaurants have always offered our seasoned fries to people on the go. Now, our fries will also be available for people to enjoy when they are relaxing at home.”

Checkers/Rally’s Famous Fries are crispy french fried seasoned potatoes that are Trans Fat free when oven baked at home. Each 28-ounce bag holds approximately 11 servings.

Following its initial launch at Wal-Mart locations, Checkers is expected to expand distribution to other retail partners.

Checkers Drive-In Restaurants, Inc. (http://www.checkers.com/) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®. In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

PHOTO CAPTION:

Checkers®/Rally’s® Famous Fries will be available at Wal-Mart locations in the double drive-thru brand’s major markets in September. The Company expects the new offering to grow both revenues and brand awareness.